Exhibit 8.3

Opinion of Cadwalader, Wickersham & Taft LLP

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

January 18, 2017

The Bank of Nova Scotia

44 King Street West,

Scotia Plaza, 8th floor,

Toronto, Ontario, Canada

M5H 1H1

Ladies and Gentlemen:

As special U.S. tax counsel to The Bank of Nova Scotia (the “Company”) in connection with the registration of, among other securities, the Company’s Series A senior unsecured debt securities to be offered and sold (on a delayed and continuous basis) by the Company, pursuant to the base prospectus and prospectus supplement (the “Base Prospectus” and “Prospectus Supplement”, respectively) together with product prospectus supplements, free writing prospectuses and pricing supplements (collectively, the “Pricing Supplements” and together with the Base Prospectus and Prospectus Supplement, the “Prospectus”) that forms a part of the registration statement on Form F-3 of the Company filed with the Securities and Exchange Commission on January 18, 2017 (the “Registration Statement”) to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions that refer to our name set forth under the headings “Supplemental Discussion of U.S. Federal Income Tax Consequences”, “Summary of U.S. Federal Income Tax Consequences”, “Certain U.S. Federal Income Tax Considerations” and “U.S. Federal Income Tax Consequences” contained in the Pricing Supplements in the Registration Statement is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us under the above-specified headings and under the heading “Legal Matters” in the Prospectus in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP